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                                                      Exhibits 5.1 and 23.1


                     [Letterhead of Thelen Reid & Priest LLP]



                                October 25, 1999



Advanced Energy Industries, Inc.
1625 Sharp Point Drive
Fort Collins, CO  80525


Ladies and Gentlemen:

          We have acted as counsel for Advanced Energy Industries, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3, File No. 333-87459 (the "Form S-3") relating to the issuance and sale by the Company of 1,000,000 shares of common stock, $0.001 par value, of the Company ("Common Stock"), and the sale by six of the Company's stockholders of up to 2,450,000 shares of Common Stock (together, the "Offering").

          In so acting, we have examined the Form S-3, the Company's Certificate of Incorporation and Bylaws, as in effect as of the date hereof, the form of underwriting agreement with respect to the Offering filed as an exhibit to the Form S-3 (the "Underwriting Agreement") and such other documents, records, certificates of officers of the Company, certificates of public officials and other instruments as we have deemed necessary or appropriate under the circumstances for purpose of giving the opinion expressed herein. In making such examinations, we have assumed (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to original documents of all documents submitted to us as certified copies or photocopies; and (d) the identity and capacity of all individuals acting or purporting to act as public officials.

          Based upon, subject to and limited by the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Company will be legally issued, fully paid and non-assessable, provided that (a) the Board of Directors of the Company, or the duly authorized committee thereof, approves the price at which the Common Stock is to be sold, (b) the Company and the underwriters of the Offering duly execute and deliver the Underwriting Agreement, substantially in the form reviewed by us, (c) the Board of Directors of the Company duly authorizes the issuance of the Common Stock, (d) the consideration for the issuance of the Common Stock is at least equal to the aggregate par value of the Common Stock, (e) the Form S-3 is effective as of the time of the sale, (f) the Common Stock is issued in accordance with the

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Advanced Energy Industries, Inc.
October 25, 1999
Page 2


terms of the Underwriting Agreement, and (g) the Company actually receives the price for the Common Stock that is approved by the Board of Directors or duly authorized committee. We are members of the bar of the State of California and we express no opinion as to the laws of any state or jurisdiction other than federal laws of the United States, the laws of the State of California and the corporate laws of the State of Delaware. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-3. We further consent to the use of our name under the heading "Legal Matters" in the prospectus included in the Form S-3.

                                               Very truly yours,

                                          /s/  Thelen Reid & Priest LLP

                                             THELEN REID & PRIEST LLP